EXHIBIT 10.24

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective on this 15th day of September, 2014, by and between Jason Crawford of 5848 Hoy Road (the “Consultant”), and Bright Mountain, LLC of 6400 Congress Avenue, Boca Raton, FL 33487 (the “Company”).

CONSULTANT AGREEMENT FOR SERVICES

 Consultant will be paid $1,000.00 per month for 30 continuous months beginning on October 15, 2014 and continuing on the 15th of each month thereafter and ending March 15th, 2017 for the Consulting Services.  Consultant will be paid promptly each month as an independent contractor and no taxes withheld.

CONSULTANT’S OBLIGATIONS

Consultant agrees to make himself available at mutually acceptable times for 1 to 2 hours each week for a telephone conference with the Company during the period of this agreement.

REPRESENTATIONS AND WARRANTIES BY THE CONSULTANT

 The execution and performance of this Agreement by the Consultant will not constitute or result in a violation of any material agreement to which the Consultant is a party.

GENERAL CONSULTANT RESPONSIBILITIES

Consultant agrees to cooperate with the Company and provide assistance to the Company as it relates to the continuing operation of Police Blotter, LEWTFM.COM, related social media assets, and the tee shirt, hooded sweatshirt, and related product businesses acquired by Bright Mountain, LLC. Company will not ask Seller to do anything that violates his employers Social Media Policy.

NON COMPETE

Consultant agrees not to compete with the Company or any of its subsidiaries and their owned websites and web market with sites similar to Police Blotter, LEWTFM.COM, and the tee shirt and hooded sweatshirt businesses on the internet for a period of five years after the effective date of this agreement.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by mail, e-mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this 13 day of September, 2014.

Consultant:	Jason Crawford

Signature:	/s/ Jason Crawford

Company:	Bright Mountain, LLC

By:	W. Kip Speyer

Signature:	/s/ W. Kip Speyer